Exhibit 23.2

May 11, 2015

Board of Trustees

Provident Bancorp

Boards of Directors

Provident Bancorp, Inc.

The Provident Bank

5 Market Street

Amesbury, Massachusetts 01913

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights and liquidation rights in such filings including the prospectus of Provident Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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www.rpfinancial.com	E-Mail: mail@rpfinancial.com